PROPOSAL
Mobetize, Corp.


sms
Mobetize™

• •

Alligato™

monetizing mobile opportunities

MONETIZING THE MOBILE EXPERIENCE

Unlimited flexibility • Unmatched performance • Unleash your productivity •MOBETIZE from ALLIGATO

Section 1

Executive Summary

This is a proposal from Alligato, Inc. (Alligato) to address Mobetize Corp.'s expressed need to integrate the Ingenico Transfer To Services to the current mRemit solution.

Alligato's core business is the development of billing and mobile commerce payment solutions and strategies for the payment and telecom industry. We have combined our core skills with best practices for the delivery of mobile commerce transactions and mobile value added services (MVAS).

The Alligato platform is a product of years of intensive focus on the need for a comprehensive and fully integrated platform agnostic mobile commerce solution for payment companies. The superior design and implementation of the platform consists of several feature-rich modules and a number of innovative functions, which have increased the flexibility of this powerful tool – our solutions provide payment companies with a competitive edge increasing their respective market share by implementing enhanced strategies via the mobile marketing and commerce channel.

We shall work with the Ingenico Transfer To product to design and integrate the following mobile commerce functions and features:

1. Single Login – enables a single signup and login feature for multiple services such as money remittance, bill payments and mobile air-time top up

2. Full API integration of all Features such as:

    a) MSISDN recognition/validation
    b) Correlate prepaid MSISDN to global Carrier
    c) Manage product plans
    d) Enable sender SMS
    e) Secure payment checkout via mobile device
    f) Enable Tokenization
    g) View Transaction History Summary
    h) View Transaction History Detail
    i) Email Receipt

3. QA/Usability Testing – optimize user experience via usability testing and internal focus groups

Section 2

Corporate and Product Overview

The principals of Alligato have been in the telecommunications billing and payments industry since 1992 building OSS/BSS and network technologies for leading telecom companies such as Sprint and AT&T. At the peak of traditional telecom operator billing and payments era, the team worked extensively on the leading NA platform which combined 1300 Carriers and processed $1B+ in payments, clearing and settlements annually.

Alligato principals saw an opportunity in the shift of traditional PC web commerce to mobile and recognizing the latest statistics that data traffic from mobile devices shall surpass PC web traffic and mobile devices globally are 5X greater than PC penetration, focused its IP and resources on being a leading supplier of mobile commerce technologies that enables brands to "future proof" their mobile

strategy for the monetization of digital and physical goods via any mobile device. The Alligato solution can be licensed or run in a cloud computing SaaS model.

Alligato, is headquartered in downtown Vancouver, B.C. Alligato, is focused on providing leading edge solutions in the payments industry focused on applications relating to monetization of mobile commerce opportunities.

Responding to the need for a non-fragmented open systems solution to simplify the complexities of mobile commerce, Alligato drew on its extensive background in all facets of information system design and implementation to develop Mobetize™ which is truly open, flexible and scalable with a proven track record in carrier and financial grade billing and payments technologies to processors of any size and capacity.

Alligato's *long-term* objective is to develop a portfolio of services, products and solutions that will address the shift of traditional ecommerce to mobile commerce.

The implementation team dedicated to this project is identified as follows:

Implementation Team

Alligato is providing an implementation team of skilled, experienced professionals, backed up by solid knowledge in wireless, payments, billing and software development best practices. The Alligato individuals and their roles related to the project are as follows:

Project Manager

The Project Manager duties are:

- Initial business flow analysis;
- Project manage and coordinate activities;
- Schedule regular meetings; and
- Monitor milestones.

User Interface Requirements Engineer/Business Analyst

The User Interface Requirements Engineer duties are:

- Definition of all requirements relating to the solution
- Documentation of all Integration components to core framework and data points
- Validate design and aesthetics for the usability of solution
- Deliver user and system QA documentation

QA Testing/Usability and Support Engineers

QA & Support Engineer duties are:

- Definition of Testing Plans
- Documentation and support of all testing results
- Define and secure all devices needed for testing

Section 3

Pricing

Pricing Structure

Product Description	Qty	Unit Price/Day	Extended Price
Project Management	8	720	5,760
Requirements/Analysis/Documentation	7	720	5,040
Programming and Unit Testing/Result Documentation/QA (10 devices)	17	720	12,240
Total	32		23,040

Cost Summary Notes

1. Payment Schedule:
   i) Due upon contract signing 30% Deposit
   ii) 2nd Payment – as per jointly defined milestone
   iii) 3rd Payment – Completion of all services

Assumptions

We have made the following assumptions:

- All prices are in $CDN
- All applicable taxes shall be added to the total price

By signing this document, this proposal shall serve as a binding contract between both parties. The detailed test plan requirements documentation shall become addendums to this contract.

Alligato, Inc.	Mobetize Corp.
Ajay Hans	Stephen Fowler
Ajay Hans, CEO & President	
May 31, 13	May 31/13.
Date	Date